Exhibit 11

                               First Montauk Financial Corp.
                             Computation of Earnings Per Share
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

                                                                Three months ended March 31,
                                                                   2000             1999
Numerator:

Basic:

Net income (loss)                                            $   1,888,320      $   647,969
Deductions:
   Preferred stock dividends                                       (25,539)            -
                                                                -----------       ---------

Net income (loss) for basic computation                 [A]  $   1,862,781      $   647,969
                                                                ===========       =========

Diluted:

Net income (loss) for basic computation                      $   1,862,781      $   647,969
Additions:
   Preferred stock dividends                                        25,539          -
   Interest on convertible debt, net of taxes                       14,046           12,968
                                                                ----------       ----------

Net income (loss) for diluted computation               [B]  $   1,902,366      $   660,937
                                                                ==========       ==========

Denominator:

Basic:

Weighted average common shares outstanding              [C]      9,718,651        9,836,442
                                                                ==========       ==========

Diluted:

Weighted average common shares outstanding-basic                 9,718,651        9,836,442
Additions:
   Incremental shares from assumed conversion of
   stock options and warrants using the treasury stock
   method                                                          381,452          346,468

   Incremental shares from assumed conversion of
   convertible debt and preferred stock using the
   if-converted method                                           1,424,285          380,000
                                                                ----------       ----------

Weighted average common and common equivalent
   shares outstanding-diluted                           [D]     11,524,388       10,562,910
                                                                ==========       ==========

Per share:

Basic                                               [A]/[C] $         0.19      $      0.07

Diluted                                             [B]/[D] $         0.17      $      0.06


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